Filed pursuant to Rule 424(b)(3)
Registration File No. 333-220997

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 2 DATED JULY 10, 2018

TO THE PROSPECTUS DATED APRIL 12, 2018

This document supplements, and should be read in conjunction with, our prospectus dated April 12, 2018 and Supplement No. 1 dated May 15, 2018. Terms used and not otherwise defined in this Supplement No. 2 shall have the same meanings as set forth in our prospectus, as supplemented. The purpose of this Supplement No. 2 is:

•	to disclose the waiver of certain fees by our Advisor.

Waiver of Management Fee by Advisor

The disclosure appearing under the heading “What fees do you pay to the Advisor and its affiliates?” beginning on page 20 of the prospectus, under the heading “The Advisor and Starwood Capital” beginning on page 122 of our prospectus and under the heading “Compensation” beginning on page 130 of our prospectus is supplemented with the following:

On July 10, 2018, the Advisor agreed to waive its management fee for the first three months following the date on which we break escrow for this offering. The longer an investor holds shares of our common stock during this period, the longer such investor will receive the benefit of this management fee waiver.